Filed Pursuant to Rule 424(b)(3)

File Number 333-137624

PROSPECTUS SUPPLEMENT NO. 1

to Prospectus declared

effective on July 19, 2007

(Registration No. 333-137624)

JobsInSite, Incorporated

RESALE OF 179,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements our Prospectus dated July 19, 2007.  You should read this Prospectus Supplement No. 1 together with the Prospectus.

The selling stockholders are offering 179,000 shares of our common stock for resale for their own account.  We are not selling any shares of common stock in this offering; therefore, we will not receive any proceeds from this offering.

Currently the Company's stock is traded on the over-the-counter Bulletin Board (the “OTCBB”) under the trading symbol “JOBI”.   The shares of common stock offered by the selling stockholders were initially offered at the stated, fixed price of $.10 per share until the shares became quoted on the OTCBB; and thereafter, the shares may sell at prevailing market prices or privately negotiated prices.  Shares offered by the selling stockholders may be sold by one or more of the following methods:

•

through ordinary brokerage transactions in which a broker solicits purchases; and

•

face to face transactions between the selling stockholders and purchasers without a broker.

This Prospectus Supplement No. 1 includes our Current Report on Form 10-QSB filed by us with the Securities and Exchange Commission on November 14, 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is December 31, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarter ended September 30, 2008

JOBSINSITE, INC.

Commission File Number 333-137624

New York (State or Other Jurisdiction of Incorporation or Organization)	90-0191208 (IRS Employer Identification No.)

118 West 117th Street, Suite 3, NY, NY 10026 (Address of Principal Executive Offices)

(646) 483-4386 (Issuer’s Telephone Number, Including Area Code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [X]    No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):  Yes [X] No [  ]

As of November 14, 2008, there were outstanding 2,625,425 shares of the registrant’s common stock, $.001 par value per share.

TABLE OF CONTENTS

PART I – FINANCIAL INFORMATION

ITEM 1.

INTERIM FINANCIAL STATEMENTS

ITEM 2.

MANAGEMENT'S DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

ITEM 3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ITEM 4A

CONTROLS AND PROCEDURES

PART II – OTHER INFORMATION

ITEM 1.

LEGAL PROCEEDINGS

ITEM 1A

RISK FACTORS

ITEM 2.

UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 3.

DEFAULTS UPON SENIOR SECURITIES

ITEM 4.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

ITEM 5.

OTHER INFORMATION

ITEM 6.

EXHIBITS

SIGNATURES

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

JOBSINSITE, INC.

(A Development Stage Company)

BALANCE SHEETS

(Unaudited)

September 30, 2008		December 31, 2007
CURRENT ASSETS:
Cash	$872	$ 102
Accounts receivable	-	-
TOTAL CURRENT ASSETS	872	102

TOTAL ASSETS	$ 872	$102

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$ 290	$ 24,500
TOTAL CURRENT LIABILITIES	290	24,500

STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common stock, par value $.001, 50,000,000 shares
authorized, 2,595,425 and 2,219,000 shares issued and outstanding	2,474	2,058
Additional paid in capital	83,694	28,680
Accumulated deficit	(85,586)	(55,136)
TOTAL STOCKHOLDERS’EQUITY ( DEFICIENCY)	582	(24,398)

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIENCY)	$ 872	$102

See accountants’ review report

JOBSINSITE, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months ended September 30,		From Inception (July 19, 2004) to September 30, 2008
	2008	2007

REVENUE	$ -	$ -	$6,303

COSTS AND EXPENSES:
Research and development	-	71	3,017
General and administrative	30,450	27,463	88,873
TOTAL COSTS AND EXPENSES	30,450	27,534	91,890

NET LOSS	$ (30,450)	$ (27,534)	$(85,586)

BASIS AND DILUTED LOSS PER SHARE	(0.01)	(0.01)	(0.04)

WEIGHTED NUMBER OF SHARES OUTSTANDING	2,428,986	2,219,000	2,428,986

See accountants’ review report

JOBSINSITE, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,
	2008	2007

REVENUE	$ -	$ -

COSTS AND EXPENSES:
Research and development	-
General and administrative	4,505	4,151
TOTAL COSTS AND EXPENSES	4,505	4,151

NET LOSS	$ (4,505)	$ (4,151)

BASIS AND DILUTED LOSS PER SHARE	(0.01)	(0.01)

WEIGHTED NUMBER OF SHARES OUTSTANDING	2,428,986	2,219,000

See accountants’ review report

JOBSINSITE, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Unaudited)

NINE MONTHS ENDED September 30, 2008 2007	FROM INCEPTION (JULY 19, 2004) TO September 30, 2008

OPERATING ACTIVITIES:
Net loss	$(30,450)	$(27,534)	(85,586)
Adjustments to reconcile net loss tp net cash used in
Operating activities:
Depreciation and amortization			2,500
Issuance of common stock in exchange for debt
and services	41,643		41,643
Changes in operating assets and liabilities:
Accounts receivable
Accounts payable and other accrued liabilities	(24,210)	20,095	290
NET CASH USED IN OPERATING ACTIVITIES	(13,017)	(7,439)	(41,153)

INVESTING ACTIVITIES:
Acquisition of property and equipment			(2,500)
NET CASH USED IN INVESTING ACTIVITIES			(2,500)

FINANCING ACTIVITIES:
Contributions to additional paid in capital	13,787	500	44,525
NET CASH PROVIDED BY FINANCING ACTIVITIES	13,787	500	44,525

INCREASE (DECREASE) IN CASH	770	(6,939)	872

CASH - BEGINNING OF PERIOD	102	7,808	-

CASH - END OF PERIOD	$ 872	$ 869	$872

See accountants’ review report

JOBSINSITE, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

(Unaudited)

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Operating results for the three months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the financial statements and footnotes thereto included in the Form SB2A that included the audited financial statements for the year ended December 31, 2007.

Development Stage

The Company is considered to be a development stage company.  Activities to date have been organizational and technical activities including the marketing of our products to potential business clients, development of business strategies, creation of an online product distribution mechanism and business strategy, activation of online keyword searches, and adaptation of the website.

Business description

Jobsinsite, Inc. (the “Company”) was incorporated in July 2004 under the laws of the State of New York and is a developer and marketer of resume and employment assistance software and training programs.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Cash

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts.

Property and equipment and depreciation policy

Property and equipment are recorded at cost.  Depreciation and amortization are provided for in amounts sufficient to amortize the costs of the related assets over their estimated useful lives on the straight-line method for financial reporting purposes, whereas accelerated methods are used for income tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Research and development costs

The Company is currently in the development stage of its product and, therefore, research and development costs are charged to the statement of operations as incurred.

Revenue Recognition

Revenue is recorded at that time titles changes hands which occurs at the time of shipment or online delivery. The product does not ship with any warrantee or guarantee provisions.  Defective merchandise, of which there has not been any such instances to date, would be replaced by the Company at no cost to the end user.

Website Development Costs

The Company expenses costs incurred in the development of its website as it believes that the initial development stage, as defined in EITF 00–2 has not yet been completed

.

 Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead, that such transactions be accounted and recognized in the statement of operations, based on their fair value. SFAS No. 123R is effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. The Company has no outstanding stock options at September 30, 2008. Therefore, the adoption of this standard does not have an impact on the Company’s financial position and results of operations.

Item 2.  Management's Discussion and Analysis.

The following discussion should be read in conjunction with our unaudited financial statements and the notes thereto.

Forward-Looking Statements

This quarterly report contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. When used in this report, the words "believe," "anticipate," "expect," "estimate," “intend”, “plan” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management's current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: a general economic downturn; a downturn in the securities markets; federal or state laws or regulations having an adverse effect on proposed transactions that we desire to effect; Securities and Exchange Commission regulations which affect trading in the securities of "penny stocks,"; and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected. The accompanying information contained herein, including, without limitation, the information set forth under the heading “Management’s Discussion and Analysis and Plan of Operation" identifies important additional factors that could materially adversely affect actual results and performance. You are urged to carefully consider these factors. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. The terms “JobsInSite,” “we,” “us,” “our,” and the “Company” refer to JobsInSite, Inc.

Overview

Overview and Plan of Operation

JobsInSite, Inc. (“JIS” or the “Company”) is a New York Corporation that was formed on July 19, 2004 and our fiscal year ends on December 31. Our principal executive office is located at 118 West 117th Street, Suite 3, NY, NY 10026. Our telephone number is (646) 483-4386, and our fax number is (530) 323-7253. Our corporate website can be found at www.jobsinsite.com.

The Company's business is to develop, market and sell career oriented software and career reference materials.  We are a company that is engaged in the design, development, and marketing of educational and corporate software training & technology materials (software CDs and online website development tools) developed to enhance the job search, preparation, and attainment process. These materials are designed for individuals seeking employment and companies who are seeking advantages over their peer competitors in recruiting qualified student and experienced applicants.

How we generate revenue

Our goal is to become a leading provider of career products and services. Our mission is to provide our customers, including consumers, corporations, non-profits, government agencies and educational organizations, with a complete solution for career services. The Company’s products are specifically designed for job-seekers across the spectrum of work experience, including the first-time job seeker and the experienced candidate.   The Company is targeting the unemployed and employed. The company is also targeting corporate human resources recruiting departments with its computer-based training software that focuses on specific elements for attaining the applicants’ desired job and position and the employers desired employees.

The Company’s software is intended to be used by job seekers or as a supplemental tool for career service personnel to use in training.  The software is designed to reinforce the strategies and techniques taught in school while also standing as a lifelong reference tool.  For our employer recruiting market, the Company offers a standard package which includes client name/logo inclusion on the CD cover, CD content and section headings; a more tailored package is offered which is centered on development beyond the standard core package. This customer-tailored package includes elements such as (1) resume builder; (2) section quizzes; (3) video and audio content; and (4) custom pages and links.

Results of Operations for the Nine Months Ended September 30, 2008 Compared to the Nine Months September 30, 2007

During the nine months ended September 30, 2008 we had $0 in revenues. This was a change of $0, or 0%, as compared to revenues of $0 for the nine months ended September 30, 2007.  The lack of revenues was impacted by the overall downturn in the U.S. economy and job market.

Our operating expenses increased by $2,916 to $30,450 for the nine months ended September 30, 2008. This was an increase of 11%, as compared to operating expenses of $27,534 for the nine months ended September 30, 2007. Our operating expenses for the nine months ended September 30, 2008 consisted of general and administrative expenses of $30,450 compared to general and administrative expenses of $27,463 and research and development expenses of $71 for the period ended September 30, 2007.

During the nine months ended September 30, 2008 we had $0 in research and development costs. This was a decrease of  $71, or 100%, as compared to $71 for the period ended September 30, 2007.

We had net loss of $30,450 (or basic and diluted loss per share of $0.01) for the nine months ended September 30, 2008, as compared to net loss of $27,534 (or basic and diluted loss per share of $0.01) for the nine months ended September 30, 2007.  The increase in net loss was due to the increase in general and administrative expenses, discussed above.

Liquidity and Capital Resources

During the nine months ended September 30, 2008 we had total assets of $872, which consisted solely of current assets comprised of cash.

During the nine months ended September 30, 2008 we had total liabilities of $290, as compared to total liabilities of $24,500 for the nine months ended September 30, 2007.

We had an accumulated deficit of $85,586 and total stockholders’ deficit of $582 as of September 30, 2008.

Our net cash used in operating activities was $13,017 for the nine months end September 30, 2008 which included net loss of $30,450, the issuance of common stock in exchange for debt and services in the amount of $41,643, and accounts payable and other accrued liabilities of $24,210. Net cash used in operating activities for the nine months ended September 30, 2007 was $7,439, which included a net loss of $27,534 and accounts payable and other accrued liabilities of $20,095.

Cash flows from operations were not sufficient to fund our requirements during this period. To make up for this short fall, during the nine months ended September 30, 2008 we had $13,787 in net cash provided by financing activities, which consisted solely of capital committed by management. This was an increase of $13,287 or 2657%, as compared to net cash provided by financing activities for the nine months ended September 30, 2007 of $500.

In 2007, the principals of the Company committed to contribute an additional amount of $25,000 to fund the Company’s plan of operations.  In the event that revenues from operations cannot cover the costs needed to fund the Company’s  plan of operations for the next three months, the Company may require all or a portion of the principals’ remaining $7,886 commitment.

At this time, we have not secured or identified any additional financing but expect that funds currently available to the Company, including the principals’ remaining $7,886 commitment, will allow us to execute our plan of operations over the next three months of operations. Outside of the principals’ remaining commitment, we do not have any other firm commitments or other identified sources of additional capital from third parties or from shareholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing may involve dilution to our shareholders. In the alternative, additional funds may be provided from cash flow in excess of that needed to finance our day-to-day operations, although we may never generate this excess cash flow. If we do not raise additional capital or generate additional funds, implementation of our plans for expansion will be delayed. If necessary we may withdraw from certain growth strategies to conserve cash for continued operation

We will only be able to pay our future debts and meet operating expenses by conducting profitable operations or otherwise generating positive cash flow. As a practical matter, we are unlikely to generate positive cash flow by any means other than successful and profitable operations.  Management and the shareholders are not obligated to provide any further funding. Any of our shareholders and management members who advance money to us to cover operating expenses will expect to be reimbursed. We have no intention of borrowing money to reimburse any of our officers, directors or shareholders or their affiliates.

Should the Company lack available funding, severe consequences could occur, including among others:

•

failure to make timely filings with the SEC as required by the Exchange Act, which also probably would result in suspension of trading or quotation in our stock and could result in fines and penalties to us under the Exchange Act;

•

curtailing or eliminating our ability to continue operations; or

•

inability to pay legal and accounting fees and other operating expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to certain market risks, including changes in interest rates. The Company does not undertake any specific actions to limit those exposures.

ITEM 4.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our Chief Executive Officer and our Chief Financial Officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report (the “Evaluation Date”), have concluded that as of the Evaluation Date, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act (i) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure, and (ii) is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation performed that occurred during the period covered by this report that has materially affected or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.

LEGAL PROCEEDINGS

There are no legal proceedings which are pending or have been threatened against us or any of our officers, directors or control persons of which management is aware.

ITEM 1A.

RISK FACTORS.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide information required by this Item

ITEM 2.

UNREGISTERED SALES OF EQUITY SECURITIES

Except as may have previously been disclosed on a current report on Form 8-K, a quarterly report on Form 10-Q or a registration statement, we have not sold any of our securities in a private placement transaction or otherwise during the past three years.

ITEM 3.

DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote or for the written consent of security shareholders, through the solicitation of proxies or otherwise, during the three-months ended June 30, 2008, and no meeting of shareholders was held.

ITEM 5.

OTHER INFORMATION

Not applicable.

ITEM 6.

   EXHIBITS

Exhibit	Description

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* Filed herewith

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)
Date: November 14, 2008	/s/ Kofi Kankam By: ____________________ (Signature) Name: Kofi Kankam Title: Chief Executive Officer

/s/ Kevin Cadette By: ____________________ (Signature) Name: Kevin Cadette Title: Chief Financial Officer Principal Accounting Officer